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                                                                   Exhibit 10.29

                                Amendment to the
                   Key Executive Life Insurance/Death Benefit
                 Plan of The Dime Savings Bank of New York, FSB

                           Effective November 20, 1997

      The Key Executive Life Insurance/Death Benefit Plan of The Dime Savings Bank of New York, FSB (the "Plan") is hereby amended, as of the date set forth above, as follows:

      1. Section 1.11 of the Plan is amended to provide as follows:

            "1.11 'Retirement' means (i) the date of the Participant's termination of service with the Bank after his or her Early Retirement Age (as defined in the Retirement Plan) or otherwise on or after both attaining age 55 and after completing a Period of Service (as defined in the Retirement Plan) of at least 5 years, whether or not otherwise eligible for early or normal retirement under the Retirement Plan, and
      (ii) for Participants whose termination of service is not described in clause (i) above, the later of the date of the Participant's termination of service with the Bank or the attaining of age 65."

      2. The first sentence of Section 6.1 of the Plan is amended to provide as follows:

      "A Participant shall be 100% vested in his or her death benefits (pursuant to Section 5.3) upon the Participant's termination of service described in clause (i) of the definition of Retirement."

      3. The language of the sixth sentence of Section 6.1 of the Plan preceding the colon therein is amended to provide as follows:

      "If the Participant terminates employment with the Bank where his termination of employment does not satisfy the provisions of clause (i) of the definition of Retirement, and except as otherwise provided in the second sentence of this Section 6.1, the Participant's death benefit shall vest in accordance with the following vesting schedule:"